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                                                                    EXHIBIT 1(b)

                    MERCURY ASSET MANAGEMENT V.I. FUNDS, INC.

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

       MERCURY ASSET MANAGEMENT V.I. FUNDS, INC., a Maryland corporation having its principal Maryland office c/o CSC Lawyers Incorporating Service Company, 11
E. Chase Street, Baltimore, MD 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

       FIRST:        The charter of the Corporation is hereby amended by
deleting Article II, Section (2) in its entirety and inserting the following in lieu thereof:

       "(2)   To hold, invest and reinvest its assets in securities, and in connection therewith, without limiting the foregoing, to hold part or all of its assets (a) in cash and/or (b) in shares of another corporation known in the investment company industry as a master fund in a master/feeder structure, which corporation holds securities and other assets for investment purposes (the "Master Fund")."

       SECOND:       The charter of the Corporation is hereby further amended by adding the following provision as Article II, Section (5), and renumbering
Article II, Sections (5) and (6) thereof as Article II, Sections (6) and (7), respectively:

       "(5)   To transfer all or substantially all the assets of the Corporation
       (or the assets of any series thereof) to the Master Fund, in exchange for shares in the Master Fund or for such other consideration as permitted by the General Laws of the State of Maryland and the Investment Company Act of 1940, as amended (all without the vote or consent of the stockholders of the Corporation), and all such actions, regardless of the frequency with which they are pursued, shall be deemed in furtherance of the ordinary, usual and customary business of the Corporation."

       THIRD:        The charter of the Corporation is hereby further amended by adding the following provision as Article IV, Section (2) (iv):

       "(iv) The shares of capital stock of the Corporation shall have no voting rights in connection with the transfer of all or substantially all the assets of the Corporation (or the assets of any series thereof) to the Master Fund in exchange for shares in such Master Fund or for such other consideration as permitted by the General Laws of the State of Maryland and the Investment Company Act of 1940, as amended."

       FOURTH:       The charter of the Corporation is hereby further amended by deleting Article IV, Section (5) in its entirety and inserting the following in lieu thereof:


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       "(5)   Unless otherwise expressly provided in the charter of the
       Corporation, including those matters set forth in Article II, Sections
       (2), (4) and (5) and Article IV, Section (2)(iv) hereof and including any Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that (a) as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act of 1940, as amended, and in effect from time to time, or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above, (b) in the event that the separate vote requirements referred to in (a) above apply with respect to one or more classes or series, then, subject to paragraph (c) below, the shares of all other classes and series not entitled to a separate class vote shall vote as a single class, and (c) as to any matter which does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the affected classes and series, if any, shall be entitled to vote."

       FIFTH:        The charter of the Corporation is hereby further amended by adding the following provision as Article V, Section (9):

       "(9)   Notwithstanding any other provision of these Articles of
       Incorporation or the By-Laws of the Corporation, or the General Laws of the State of Maryland, the Board of Directors of the Corporation is vested with the sole power, to the exclusion of the stockholders, upon the affirmative vote of the majority of the entire Board of Directors, to transfer all or substantially all the assets of the Corporation (or the assets of any series thereof) to the Master Fund in exchange for shares in such Master Fund or for such other consideration as permitted by the General Laws of the State of Maryland and the Investment Company Act of 1940, as amended."

       SIXTH:        The foregoing amendments have been effected in the manner
and by the vote required by the Corporation's charter and the laws of the State of Maryland. The amendments were approved by a majority of the entire Board of Directors of the Corporation; and at the time of approval by the Board of Directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.

       SEVENTH:      Except as amended hereby, the Corporation's charter shall
remain in full force and effect.

       EIGHTH:       The authorized capital stock of the Corporation has not
been increased by these Articles of Amendment.


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       The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

       IN WITNESS WHEREOF, MERCURY ASSET MANAGEMENT V.I. FUNDS, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, a duly authorized officer of the Corporation, and attested by its Secretary as of the 23rd day of March, 1999.


                                           MERCURY ASSET MANAGEMENT V.I.
                                               FUNDS, INC.


                                           By: /s/ MICHAEL J. HENNEWINKEL
                                              ----------------------------------
                                              Name:  Michael J. Hennewinkel
                                              Title: President


ATTEST:


/s/ LORRAINE D. MANDEL
-----------------------------
Name:  Lorraine D. Mandel
Title: Secretary




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